Exhibit 10.19

CONSULTING AGREEMENT

                THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of March 7, 2008, by and among The Reader’s Digest Association, Inc. (together with its subsidiaries and affiliated entities, the “Company”), Platinum Strategic Partners, LLC (the “Consultant”) and Jean B. Clifton (“Clifton”).

WITNESSETH

                WHEREAS, Clifton has heretofore been employed by the Company as its Senior Vice President and Chief Financial Officer;

                WHEREAS, effective February 11, 2008, Clifton stepped down as Chief Financial Officer of the Company for personal reasons, while remaining with the Company as an employee with the title of Senior Vice President;

                WHEREAS, Clifton has informed the Chief Executive Officer of the Company that she will terminate employment with the Company, effective as of March 14, 2008;

                WHEREAS, the Company will accept Clifton’s resignation of employment with the Company effective as of March 14, 2008;

                WHEREAS, the Company desires to retain Consultant as a consultant to the Company and to enter into an agreement embodying the terms of such retention;

                WHEREAS, Consultant desires to accept such retention and enter into such an agreement;

                NOW, THEREFORE, for and in consideration of the mutual promises, covenants and undertaking contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

                1.             Separation of Employment.  Effective as of March 14, 2008 (the “Termination Date”), the employment relationship between the Company and Clifton shall terminate and Clifton shall no longer serve as a Senior Vice President of the Company or in any other position she then holds as an officer or member of the board of directors of any of the Company’s subsidiaries or affiliates.  The termination is a voluntary resignation and will be considered as such for purposes of all Company benefit plans and policies.

                2.             Consulting Term.  Subject to the provisions of Section 5 of this Agreement, Consultant shall be retained as a consultant by the Company for a period commencing on March 15, 2008 (the “Effective Date”) and ending on December 14, 2008 (the “Term”).  Consultant shall cause Clifton to provide the Consulting Services (as hereinafter defined) to the Company.  For purposes of this Agreement, a “Month” shall refer to the period commencing on the 15th day of any calendar month and ending on the 14th day of the immediately succeeding calendar month.

               3.             Consulting Services.  The Company hereby retains Consultant as a consultant, and Consultant hereby agrees to serve as a consultant to the Company, on the terms and conditions set forth in this Agreement.  During the Term, Consultant will cause Clifton to, at the direction of the Chief

Executive Officer of the Company and on a non-exclusive basis, provide her expertise, advice and assistance with special projects for the Company, particularly relating to strategic initiatives, including reassessment or realignment of the business and operations of the Company (the “Consulting Services”); provided that in no event shall Consultant be required to provide services in excess of twenty (20) hours per Month.  It is understood that the Consulting Services shall be incidental to, and shall not interfere with, the other business activities, consulting work, future employment opportunities and/or commitments of Consultant or Clifton.

                4.             Fees for Services.  In consideration of Consultant’s provision of the Consulting Services, during the Term, the Company shall pay to Consultant fees for services of $87,500 per Month, payable at the beginning of each respective Month.  In the event travel is required in connection with the Services, Clifton or Consultant shall be reimbursed for reasonable travel and related expenses, upon submission of substantiating documentation.  In the event a payment is more than 30 days overdue, interest shall accrue at a rate of 10% per annum.

                5.             Termination.

                                (a)           Consultant may terminate this Agreement upon thirty (30) days prior written notice to the Company.

                                (b)           The Company may only terminate this Agreement for Cause.  For purposes of this Agreement, “Cause” shall mean (i) Consultant’s or Clifton’s material breach of Section 10 (confidentiality) or Section 14 (non-solicitation) of this Agreement, or (ii) the willful engagement by Clifton in illegal conduct that is materially and demonstrably injurious to the Company after an independent determination by a mutually agreed to third-party, or if such third-party cannot be agreed to, by the American Arbitration Association in New York, New York.   The Company shall provide Consultant written notice of its intent to terminate this Agreement for Cause, and shall provide Consultant with the opportunity, for a period of not less than thirty (30) days, to contest such decision or to cure the basis for Cause.

                                (c)           Upon the termination of this Agreement, no party shall have any further obligation to any other party under the terms of this Agreement, other than (i) any accrued or incurred obligations as of the date of termination, including any payments due to consultant pursuant to Section 4 of this Agreement (ii) provisions which by their explicit terms survive termination of this Agreement, and (iii) Sections 9 and 10, and the indemnification provisions of Section 7 and 13, or as otherwise agreed in writing by the parties.

                6.             Representations and Warranties; Limitation of Authority.

                                (a)           Each of the Company, Consultant and Clifton represents and warrants that it or she has full right, power, and authority to enter into this Agreement, to perform the Consulting Services, and to grant the rights specified herein.  In the event Consultant or Clifton create any written or artistic material for the Company in the course of providing the Consulting Services hereunder, it is further warranted that the material will be original (or will identify the copyright owner of the material), will not be libelous, and will not violate any copyright, trademark, right of privacy, or any other right of any third party.

                                (b)           Each of Consultant and Clifton hereby acknowledges that it or she has no authority to make any commitments or to enter into any agreements on behalf of the Company, and each of Consultant and Clifton agrees not to represent to any third party that it or she has such authority.

                7.             Ownership.

Consultant hereby grants, transfers and assigns to the Company all right, title and interest in any and all work created by Consultant or Clifton in the course of providing the Consulting Services to the Company for any and all uses now known or hereafter transferred throughout the world for eternity.  This shall include, but not be limited to, any reports, recommendations, or other documents that Consultant provides to the Company.  However, the company shall fully indemnify and hold harmless Consultant and Clifton for any such use, provided there was no breach or alleged breach of Section 6(a) by Consultant or Clifton.

                8.             Relationship of the Parties.  Consultant shall perform the Consulting Services as an independent contractor of the Company.  Neither Consultant nor Clifton shall be an employee of the Company, and none of the parties shall engage in any actions that would cause Consultant or Clifton to be considered an employee of the Company.  This will include, by way of example only, that the Company shall exercise no day-to-day or similar control over Consultant or Clifton. Neither Consultant nor Clifton shall be entitled, by virtue of this Agreement or providing the Consulting Services, to participate in any employee benefit plans or other benefits or conditions of employment available to active employees of the Company.  Consultant shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and shall not represent to the contrary to any person.  Consultant shall only consult, render advice and perform such tasks as are necessary to achieve the results specified by the Company.  Consultant shall not direct the work of any employee of the Company without the consent of the Chief Executive Officer of the Company or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons. This Agreement shall not be construed, in any way, as a contract of employment with the Company.

                9.             Taxes.  It is intended that the Fees for Services paid hereunder shall constitute revenues to Consultant.  To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws.  Consultant shall be solely responsible for the withholding and/or payment of any and all federal, state or local taxes (including, without limitation, income or payroll taxes).  Upon request by the Company, Consultant agrees to deliver to the Company properly completed and signed IRS Forms 4669, Statement of payments received, with respect to any payments received by Consultant from the Company.

                10.           Confidentiality.  The Company and its affiliates have developed and continue to develop valuable and unique confidential information which is not generally known by others including, without limitation, financial, sales and marketing, and product development information (“Confidential Information”).  Each of Consultant and Clifton agrees, in consideration of this Agreement and the payments made under it, that during the Term hereof and following the Termination Date, it or she will not use, publish, disseminate, or otherwise disclose, any secret or Confidential Information, knowledge or data relating to the Company, its subsidiaries and affiliates, and their respective businesses, which information, knowledge or data shall have been obtained by (i) Clifton during Clifton’s employment by the Company or (ii) during performance of the Consulting Services under this Agreement.  Neither Consultant nor Clifton shall, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company.  Each of Consultant and Clifton agrees to return all written materials (and any copies thereof) provided to Consultant or Clifton by the Company or containing any Confidential Information, promptly after the termination of this Agreement.  Notwithstanding the foregoing, the following information shall not be deemed to be Confidential Information:  information that (a) is or becomes generally available to the public other than as a result of the wrongful disclosure by the Consultant or Clifton; (b) was known by the Consultant or Clifton (and was not wrongfully obtained and was not subject to a confidentiality requirement) prior to being furnished to it or her by the Company; or (c) becomes rightfully available to the Consultant or Clifton on a non-confidential basis from a source other than the Company, provided that the source is not bound by a confidentiality agreement with respect to such information.

                11.           Cooperation.  Clifton shall make herself reasonably available to the Company following the Termination Date to assist the Company, as may be reasonably requested by the Company at convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during Clifton’s employment with the Company prior to the Termination Date or during Consultant’s provision of the Consulting Services. The Company will reimburse Clifton or Consultant for all reasonable expenses and costs she or it may incur as a result of providing assistance under this Section 11, upon receipt of proper documentation thereof.

                12.           Release.  Simultaneous with the execution of this Agreement, the Company and Clifton shall execute mutual releases of claims in the form set forth as Exhibit A hereto.

                13.           Indemnification.  The Company hereby confirms to Clifton its indemnification obligations under its charter, by-laws, Directors’ and Officers’ insurance, and applicable law as in effect on and prior to the Termination Date.  Such coverage shall apply to the period of Clifton’s employment and is equivalent to those provided to CEO and other directors and officers of the Company.  The Company hereby agrees to indemnify and hold each of Consultant and Clifton harmless from and against any and all third party claims, judgments, lawsuits and liabilities arising out of her provision of the Consulting Services, other than to the extent resulting from a breach of its or her obligations hereunder.

                14.           Continuing Obligations.  Clifton hereby confirms to the Company that her non-solicitation obligations initially set forth in the offer letter from the Company to Clifton dated August 7, 2007 remain in effect by virtue of this Agreement.  For avoidance of doubt, Clifton agrees that, for the twenty-four (24) calendar month period commencing on the Termination Date, Clifton will not, directly, solicit (or instruct  a third party to solicit on her behalf) any employee of the Company (or its affiliates or subsidiaries) to cease employment with those entities or seek employment elsewhere.

                15.           Governing Law and Jurisdiction; Modification, Waiver.  The parties hereby consent to the exclusive jurisdiction of the courts of the State of New York and, if the jurisdictional prerequisites exist, the U.S. District Court for the Southern District of New York, with venue in Westchester County, over any action, suit, or proceeding arising out of or relating to this Agreement.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York and may not be modified except by a writing executed by both parties.  A waiver of any breach shall not be construed as a waiver of any subsequent breach.

               16.           Assignment.  Neither Consultant nor Clifton may assign or delegate any of its or her rights or obligations under this Agreement, except that Consultant shall cause Clifton to provide the Consulting Services on its behalf.  Any purported assignment or delegation in violation hereof shall be null and void.

                17.           Integration.  This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior written or oral representations or understandings between the parties prior to the date hereof with respect to the subject matter hereof, and shall not be altered or amended except by express written agreement of the parties.  This Agreement shall not be binding on the Company until it is fully executed and delivered.

18.           Amendment.  This Agreement may be amended, modified or changed only by a written instrument executed by the parties hereto.

19.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute a single instrument and any such counterpart may be delivered by facsimile, which shall be considered an original for all purposes

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE READER’S DIGEST ASSOCIATION, INC.

By:	/s/ Todd C. McCarty
Name:	Todd C. McCarty
Title:	Senior Vice President, Global Human Resources

PLATINUM STRATEGIC PARTNERS, LLC

By:	/s/ Jean B. Clifton
Name:	Jean B. Clifton
Title:	Sole Member

EIN#	43-2112622

/s/ Jean B. Clifton
JEAN B. CLIFTON